Exhibit 34.14

(logo) Grant Thornton

Report of Independent Registered Public Accounting Firm

Audit • Tax •Advisory Grant Thornton LLP 1201 Walnut St, Suite 2200 Kansas City, Missouri 64106 T 816.412.2400 F 816.412.2404

Board of Directors

Situs Holdings, LLC

We have examined management’ s assertion, included in the accompanying Certification  Regarding Compliance with  Applicable  Servicing  Criteria (“Management’s  Assertion”),  that  Situs  Holdings,  LLC  (the  “Company”) complied with  servicing criteria set forth in Items  1117, 1119, 1122(d)(3)(i), 1122(d)(4)(i) and  1122(d)(4)(vii) of the U.S. Securities and  Exchange  Commission’s Regulation  AB included in Appendix A as of and for the year ended December 31, 2015, with respect to the Company’s Operating or Trust Advisor Services performed over the deals listed in Appendix B (the “Platform”). Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Services and performing such other procedures as we considered necessary in the circumstances. Our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s activities with respect to the Platform during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that Situs Holdings, LLC complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2015, for the Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Kansas City, Missouri

February 18, 2016